Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement made and entered into effective as of Mar 6th, 2024 (the “Effective Date”) by and between Ying Hua (Yinghua) Chen, an individual resident of Nevada (“Employee”), and Allied Gaming & Entertainment, Inc., a Delaware corporation (“Company”), collectively referred to as “the Parties”.

RECITALS

WHEREAS, the Company desires to employ Employee as Chief Executive Officer, and or President, and Employee desires to accept employment upon the terms and conditions set forth herein;

WHEREAS, Employee acknowledges that during the course of her employment, Employee will have access to and be provided with confidential and proprietary information and trade secrets of the Company which are invaluable to the Company and vital to the success of the Company’s business;

WHEREAS, the Company and Employee desire to protect such proprietary and confidential information and trade secrets from disclosure to third parties or unauthorized use to the detriment of the Company; and

WHEREAS, the Company and Employee desire to set forth in this Agreement, the terms, conditions, and obligations of the parties with respect to such employment.

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.    Employee’s Acknowledgment and Certifications.  Employee hereby represents and certifies that Employee is not subject to any other agreement or restrictive covenant that Employee violates by working with Company. Further, Employee represents that no conflict of interest or breach of Employee’s fiduciary duties will result by working with and performing duties for Company. Employee further agrees and certifies that Employee will not use or disclose to Company any confidential, proprietary or trade secret information belonging to another individual or entity which may not properly be used or disclosed by Employee to Company.

2.    Employment and Term.  Company hereby employs Employee as Chief Executive Officer, and or, President and Employee accepts such employment pursuant to the terms of this Agreement. Employee shall report to and take direction from the Chairman of the Company’s Board of Directors (the “Board”) and the Board.  The Company shall have the right to appoint Employee as a member of the Board and shall use its commercially reasonable efforts to cause Employee to be elected as a member of the Board throughout Employee’s term of employment hereunder, including without limitation nominating Employee for election as a director at each stockholder meeting during such term at which Employee’s term as a director would otherwise expire.  Employee agrees to accept election, and to serve as director of the Company during the term of her employment hereunder.

This Agreement shall commence on the Effective Date, and shall continue, unless sooner terminated in accordance with this Agreement, until the five-year anniversary of the Effective Date (the “Initial Period”); provided, however, this Agreement may be extended for additional periods of up to one year by the Parties’ mutual written agreement at least thirty (30) days prior to expiration of the current term (the “Extended Period” and together with the Initial Term, the “Agreement Period”).  During the Agreement Period, Employee’s employment may be terminated by the Company with or without Cause, subject to Sections 6 and 8 of this Agreement, and Employee may resign or otherwise terminate her employment with the Company at any time, with or without notice, subject to the provisions of Sections 9 and 10 of this Agreement. Notwithstanding the provisions of this Section, the provisions of Sections 4.e, and 6-23 shall survive the termination of Employee’s employment and remain in full force and effect thereafter.

3.    Duties.  Employee shall have the title of Chief Executive Officer, and or President. Employee will devote Employee’s full working time, attention, loyalty, skills and efforts to diligently perform all the duties, responsibilities, and requirements assigned to Employee while employed by Company. Employee’s title, position and duties are at all times subject to change at the direction of the Board.

4.    Compensation.

a.            Base Salary. During the Initial Period, Employee will receive an annualized base salary of $300,000 (gross, less applicable legally required withholdings and such other deductions as Employee voluntarily authorizes in writing). Thereafter, the Employee’s base salary shall be subject to adjustment with cost-of-living adjustments that apply to all Company employee salaries from time to time, and subject to other adjustment by the Board at any time as the Board deems appropriate.

b.            Bonus. In each calendar year during the term of this Agreement, Employee shall be eligible to receive an annual incentive bonus of up to 60% of Employee’s annual salary, determined annually at the discretion of the Board, subject to the attainment of certain Board objectives. Any payments made under this Section 4(b) shall be paid within 2 months of the end of the bonus period, provided that Employee was employed by the Company on the last day of the bonus period.

c.            Restricted Stock. The Company has granted employee 1,230,000 shares of the Company’s common stock pursuant to the 2019 Equity Incentive Plan (the “Plan”) and a Restricted Stock Agreement dated February 22, 2024 between the Company and Employee has been signed and filed. Subsequent grants of restricted stock shall be entirely at the Company’s discretion, contingent upon the individual performance of Employee, the overall financial performance of the Company, and the availability of shares under the Plan.

d.            Options.  The Employee will receive options to purchase 115,000 shares of the Company’s common stock issued pursuant to the Plan and an Option Agreement dated as of the Effective Date between the Company and Employee.

e.            Directors & Officers and Malpractice Insurance. While employed by Company, Employee shall be considered an officer of Company and shall be covered by D&O Insurance and legal malpractice insurance, or any other similar type of insurance, that provides coverage for Employee’s acts or omissions undertaken during the course and scope of Employee’s employment.  The Company shall maintain coverage for Employee for at least five years following Employee’s employment.

5.    Additional Benefits.

a.            Business Expenses. Company will reimburse Employee for all reasonable and substantiated business expenses per its Expense Reporting Procedures. This includes, but is not limited to such expenses as cell phones, automobile, travel, business meetings, business development, professional training.

b.            Vacation. Employee shall be entitled to four (4) weeks of paid vacation per each calendar year earned ratably over each calendar year, to be taken at such times as Employee and Company shall determine and provided that no vacation time shall unreasonably interfere with the duties required to be rendered by Employee hereunder; provided that the Employee shall only accrue up to a maximum of thirty (30) vacation days. Once the maximum number of days of vacation is accrued, no additional vacation days will accrue until Employee uses accrued vacation. Once the accrued vacation days fall below the accrual cap, Employee will commence accruing vacation again under the formula above starting after the number of days falling below the maximum. This vacation policy provision is meant to act as a cap or limit on the accrual of vacation time, and is not meant to act as a forfeiture of any accrued vacation benefits. Any vacation time not taken by Employee during any calendar year may be carried forward into one succeeding calendar year. Accrued but unused vacation will be paid out to Employee at the time of termination of employment.

c.            Benefits. Employee will be eligible for the benefits provided from time to time by the Company for the benefit of its executive employees.

6.    Nondisclosure Agreement.  Employee acknowledges that she is executing in favor of the Company that certain Agreement Regarding Confidential/Proprietary Information, Nondisclosure, Non-Solicitation And Invention Assignment dated as of the Effective Date (the “Nondisclosure Agreement”), the terms of which shall continue in full force and effect and shall control in the case of any conflicts with the terms of this Agreement.  Notwithstanding anything to the contrary herein, Company shall have no obligation to pay to Employee any severance payments due hereunder if Employee breaches the terms of the Nondisclosure Agreement after the date of the termination of Employee’s employment with the Company.

7.    Termination by Company for Cause.  Company may terminate Employee’s employment for “Cause” at any time, without notice. For purposes of this Agreement, the term “Cause” shall mean any of the following:

a.            Employee engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Board, if such conduct is not cured within thirty (30) calendar days after Company sends notice to the Employee of the alleged Cause,

b.            Employee embezzles or misappropriates assets of Company or any of its subsidiaries;

c.            Employee’s violation of Employee’s obligations in this Agreement, if such conduct is not cured within thirty (30) calendar days after Company sends written notice to the Employee of the alleged Cause;

d.            Breach of the Nondisclosure Agreement or any other agreement between Employee and Company or to which Company and Employee are parties, or a breach by Employee of a fiduciary duty or responsibility to Company;

e.            The commission by Employee of fraud or other willful conduct that adversely affects the business or reputation of Company, as determined in the Board’s sole discretion; or,

f.            Company has a reasonable belief Employee engaged in some form of harassment or other improper conduct prohibited by Company policy or law.

In the event of a termination for Cause, Employee shall only be entitled to receive payment of base salary, in effect at the time of termination, through Employee’s last date of employment, accrued, and unused vacation pay fully earned prior to the effective date of termination. Employee will not be entitled to any other payments, salary, or bonus. Employee shall have absolutely no right to receive or retain any other payment or compensation whatsoever under this Agreement. The Employee’s rights and obligations regarding stock options, restricted stock or other equity incentives owned by Employee shall be determined in accordance with and be governed by the Plan and any award agreements issuing such equity incentives.

8.    Termination by Company without Cause or Upon Death or Disability.  Company may terminate Employee’s employment without Cause at any time, for any reason, without notice. For purposes of this Agreement, an election by the Company not to extend employment pursuant to Section 2 shall be deemed a termination without Cause.  Employee’s employment will terminate as of the date of Employee’s death or Disability (as defined below).  In the event Employee’s employment is terminated by Company without Cause, or Employee’s employment is terminated as a result of Employee’s death or Disability, Employee (or her estate) shall be entitled to receive from Company, subject to Sections 6, 12 and 13, severance equal to sixty (60) months of Employee’s base salary, then in effect at the time of termination, payable over an sixty-month period in equal installments on the Company’s regular pay dates, less applicable taxes and withholdings. Employee shall also receive any accrued, unused vacation pay. The severance pay is conditioned upon Employee’s execution of a full and final waiver of all claims against Company, and not rescinding or revoking (to the extent permitted under such release) Employee’s release, in a form acceptable to Company.  The Employee’s rights and obligations regarding stock options, restricted stock or other equity incentives owned by Employee shall be determined in accordance with and be governed by the Plan and any award agreements issuing such equity incentives; provided that all stock options shall be deemed to have fully vested and all restrictions on any restricted stock issued to Employee shall be deemed to have lapsed effective upon the termination date under this section. “Disability” shall mean a determination by the Board that Employee is unable to perform the essential functions of his or her job under this Agreement due to illness, injury, or other condition of a physical or psychological nature, with or without a reasonable accommodation for a period aggregating to 90 days in any 12-month period.  Such determination shall be made in good faith by the Board, the decision of which shall be conclusive and binding.  For clarity, the essential function of Employee’s job specifically include, but are not limited to, Employee’s consistent performance of her obligations under Section 3 of this Agreement.

9.    Termination by Employee for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution in Employee’s position, duties, base salary, and responsibilities; (ii) Company’s notice to Employee that his or her position will be relocated to an office which is greater than 150 miles from Employee’s prior office location; (iii) the Board requests Employee to engage in actions that would constitute illegal or unethical acts; or (iv) any material breach by the Company or its subsidiary of any contract entered into between Employee and the Company or an affiliate of the Company, including this Agreement.  In all cases of Good Reason, (A) Employee must have given notice to Company that an alleged Good Reason event has occurred, (B) the circumstance must remain uncorrected by Company after the expiration of thirty (30) days after receipt by Company of such notice, and (C) Employee must resign her employment within thirty (30) days of the expiration of the foregoing 30-day cure period. If Employee properly terminates his or her employment for Good Reason, Employee shall be entitled to receive from Company, subject to Sections 6, 12 and 13, severance equal to sixty (60) months of Employee’s base salary, then in effect at the time of termination, payable on the Company’s ordinary payment dates during the severance pay period, less applicable taxes and withholdings. Employee shall also receive any accrued, unused vacation pay. The severance pay is conditioned upon Employee’s execution of a full and final waiver of all claims against Company, and not rescinding or revoking (to the extent permitted under such release) Employee’s release, in a form acceptable to Company.  The Employee’s rights and obligations regarding stock options, restricted stock or other equity incentives owned by Employee shall be determined in accordance with and be governed by the Plan and any award agreements issuing such equity incentives; provided that all stock options shall be deemed to have fully vested and all restrictions on any restricted stock issued to Employee shall be deemed to have lapsed effective upon the termination date under this Section.

10.    Termination by Employee without Good Reason.  If Employee terminates his or her employment with Company without Good Reason, Employee is only entitled to her base salary, then in effect at the time of termination, through Employee’s last day of employment, accrued, unused vacation pay fully earned prior to the effective date of termination. Employee will not be entitled to any other payments, salary, or bonus.  The Employee’s rights and obligations regarding stock options, restricted stock or other equity incentives owned by Employee shall be determined in accordance with and be governed by the Plan and any award agreements issuing such equity incentives.

11.   Indemnification. The Company agrees to indemnify, defend, and hold harmless Employee, serving in executive roles, to the fullest extent permitted by law, against any and all claims, liabilities, damages, expenses (including reasonable attorney fees and court costs), judgments, fines, settlements, and other amounts incurred or suffered by such executive roles in connection with any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative, in which they may be involved by reason of their service to or on behalf of the Company. The indemnification provided herein shall apply to actions taken or omitted to be taken by the Employee in her official capacities and in good faith, and shall extend to any settlement of any such legal proceedings if such settlement is approved by the Board of Directors of the Company. The rights provided under this indemnification clause shall not be exclusive of any other rights to which the Employee may be entitled under any law, charter provision, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their positions. The Company shall advance all reasonable expenses incurred by the Employee in connection with any legal action, suit, or proceeding, subject to their undertaking to repay such advances if it shall ultimately be determined that they are not entitled to indemnification under this clause or otherwise. This indemnification clause shall survive the termination of the Senior Executives’ service to or on behalf of the Company and shall continue in full force and effect thereafter.

12.    Internal Revenue Code Section 409(A).  The intent of the Parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (the “Code”) and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  To the extent any such cash payment or continuing benefit payable upon Employee’s termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date.  For purposes of Section 409A, the phrase “termination of employment” (or other words to that effect), as used in this Agreement, shall be interpreted to mean “separation from service” as defined under Section 409A.

13.    Golden Parachute Limitation (Sec. 280G).  Notwithstanding anything to the contrary contained herein, if any payments or benefits provided under this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) and such Parachute Payments are subject to the excise tax imposed by Section 4999 of the Code or nondeductible under Code Section 280G (“Section 280G”), then the Parachute Payments shall be reduced to an amount such that the aggregate of the Parachute Payments does not exceed 2.99 times the “base amount,” as defined in Section 280G.

14.    Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The venue for any action relating to this Agreement shall be the federal or state courts located in Nevada, to which venue each party hereby submits.

15.    Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if delivered by hand or by telegram, or three (3) working days after deposited, if placed in the mail for delivery by certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following address:

Company:	Allied Gaming & Entertainment, Inc. Attention: Roy Anderson, Chief Financial Officer 745 Fifth Ave, Suite 500 New York, NY 10151

Employee:	Ying Hua (Yinghua) Chen 9760 Dayton Ave, Richmond, BC, Canada V6Y3E8

Addresses may be changed by written notice given pursuant to this Section; however any such notice shall not be effective, if mailed, until three (3) working days after depositing in the mails or when actually received, whichever occurs first.

16.    Other Agreements.  This Agreement, together with the Nondisclosure Agreement, contains the entire agreement between the Parties concerning terms of employment and supersedes at the effective date hereof any other agreement, written or oral, except the Plan and the applicable award agreements under such plans.

17.    Modification and Waiver.  A waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof. Any modification of this Agreement must be in writing and signed by both parties.

18.    Scope of Remedies.  If Employee breaches the covenants contained in this Agreement, Employee recognizes that irreparable injury will result to Company, that Company’s traditional remedies at law for damages will be inadequate, and that Company shall be entitled to injunctive relief ordered by a judicial court of competent jurisdiction to restrain the continuing breach by Employee, Employee’s partners, agents, or employees, or any other persons or entities acting for or with Employee. Company shall further be entitled to seek remedies in a judicial court of competent jurisdiction for damages, reasonable attorney’s fees, and all other costs and expenses incurred in connection with the enforcement of this Agreement, in addition to any other rights and remedies which Company may have at law or in equity.

19.    Binding Effect, Assigns, Successors, Etc.  The benefits and obligations of this Agreement shall inure to the successors and assigns of Company, to any person or entity which purchases substantially all of the assets of Company, and to any subsidiary, affiliated corporation, or operating division of Company. This Agreement is not assignable by Employee.

20.    Savings Clause.  If any provision, portion or aspect of this Agreement is determined to be void, or voidable by any legislative, judicial or administrative action as properly applied to this Agreement, then this Agreement shall be construed to so limit such provision, portion or aspect thereof to render same enforceable to the greatest extent permitted by or in the relevant jurisdiction.

21.    Headings.  The headings of this Agreement are intended solely for convenience and reference, and shall give no effect in the construction or interpretation of this Agreement.

22.    Survival.  The restrictions on Employee’s post-employment activities (including Employee’s confidentiality obligations and restrictive covenants), and those sections of this Agreement that pertain to interpretation and enforcement of such restrictions, will survive the termination of this Agreement and/or Employee’s employment and will remain in full force and effect.

23.    Execution.  This Agreement may be executed in two (2) or more counterparts, and each such counterpart deemed an original. Original signatures on copies of the Agreement transmitted by facsimile will be deemed originals for all purposes hereunder.

Signature Page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first written above.

COMPANY:

Allied Gaming & Entertainment, Inc.

By: /s/ Roy Anderson
Roy Anderson, Chief Financial Officer

EMPLOYEE:

By: /s/ Yinghua Chen
Ying Hua(Yinghua) Chen, Individually